Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Financial Statements" and "Financial Highlights" in the Prospectus in Part A and in "Portfolio Holdings Disclosure" and "Financial Statements" in the Statement of Additional Information in Part B, and to the incorporation by reference in Part B of our reports dated, respectively, February 15, 2007 and February 22, 2007, on the 2006 financial statements and the financial highlights of Principal Variable Contracts Fund, Inc. and WM Variable Trust, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 65 to Form N-1A Registration Statement under the Securities Act of 1933 (No. 02-35570).

                                                  /s/ Ernst & Young LLP

Des Moines, Iowa
April 19, 2007